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Exhibit 10.25

SUPPLEMENTAL EXECUTIVE RETIREMENT PROGRAM

        THIS SUPPLEMENTAL EXECUTIVE RETIREMENT PROGRAM (this "Program"), is made and entered into effective as of this 29th day of November, 2001, by and between PETCO Animal Supplies, Inc., a Delaware corporation ("Company"), and Brian K. Devine, an individual ("Executive").

  RECITALS

        WHEREAS, Executive and Company are parties to that certain Employment Agreement dated as of March 17, 1996, as amended and restated as of October 2, 2000 (the "Employment Agreement");

        WHEREAS, the Employment Agreement provides that, upon termination of Executive's employment with Company, Company shall provide Executive with supplemental retirement benefits under a Supplemental Executive Retirement Program, as summarized on Exhibit B to the Employment Agreement, and Company desires to establish such Program in accordance with the Employment Agreement; and

        WHEREAS, this Program is a nonqualified supplemental retirement plan, and is unfunded and is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

        NOW, THEREFORE, in consideration of the mutual covenants and agreement contained herein, the parties hereto agree as follows:

  PROGRAM

        1.    Program.    Company hereby establishes this Program pursuant to Section 3(a) and Exhibit B of the Employment Agreement.

        2.    Supplemental Retirement Benefits.    In the event that Executive's employment with Company terminates for any reason, Executive shall receive supplemental retirement benefits ("Supplemental Retirement Benefits") under this Section 2. Executive's Supplemental Retirement Benefit shall consist of 240 monthly benefit payments commencing on the first day of the calendar month next following the termination of Executive's employment with Company, as provided in subsections (a) and (b). Such Supplemental Retirement Benefits shall be fully vested and nonforfeitable.

          (a)  Company shall pay to Executive (or, in the event of Executive's death, Executive's estate) Supplemental Retirement Benefits consisting of monthly benefit payments in an amount (not less than zero) equal to one-twelfth of: (i) 50% of Executive's Salary (as defined below), less (ii) the sum of (A) Executive's Consulting Compensation (as defined below) and (B) Executive's Retirement Plan Benefit (as defined below). Such monthly benefit payments shall extend for a period of 120 months and shall commence on the first day of the calendar month next following the termination of Executive's employment with Company. Such monthly benefit payments shall be subject to applicable tax withholdings and other required deductions and withholdings.

          (b)  Company shall pay to Executive (or, in the event of Executive's death, Executive's estate) Supplemental Retirement Benefits consisting of monthly benefit payments in an amount (not less than zero) equal to one-twelfth of: (i) 50% of Executive's Salary, less (ii) Executive's Retirement Plan Benefit. Such monthly benefit payments shall extend for a period of 120 months and shall commence on the first day of the calendar month next following the tenth anniversary of the termination of Executive's employment with Company. Such monthly benefit payments shall be subject to applicable tax withholdings and other required deductions and withholdings.

          (c)  For purposes of this Section 2, Executive's "Salary" shall mean the greater of the Executive's annual base salary from Company, as in effect immediately prior to the termination of

  Executive's employment with Company or the base salary paid to Executive over the twelve months immediately prior to termination of Executive's employment with Company. Also, for purposes of this Section 2, Executive's "Consulting Compensation" shall mean an amount equal to 25% of Executive's Salary; provided, however, that if (i) Executive's employment with the Company terminates by reason of Executive's death or "Disability" (as defined in the Employment Agreement), or (ii) the Consulting Agreement terminates by reason of Executive's death or "disability" (as defined in the Consulting Agreement), then Executive's "Consulting Compensation" shall thereupon be reduced to zero. Finally, for purposes of this Section 2, Executive's "Retirement Plan Benefit" shall mean the annual benefit (payable as monthly benefit payments in the form of a period certain only annuity for a period of 20 years) that is actuarially equivalent (based on reasonable assumptions determined by an actuary selected by Company) to Executive's aggregate accrued benefits under the Retirement Plans (as defined below), determined upon the termination of Executive's employment with Company. For purposes of this subsection (c), a "Retirement Plan" shall mean any qualified plan, within the meaning of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), maintained by Company immediately prior to the termination of Executive's employment with Company (other than any such qualified plan that includes a "qualified cash or deferred arrangement," within the meaning of Section 401(k) of the Code).

        3.    Prohibition on Assignments.    No part of the Supplemental Retirement Benefits shall be liable for the debts, contracts or engagements of Executive or his successors in interest, or be taken in execution by levy, attachment or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, commute, pledge, encumber or assign any Supplemental Retirement Benefits or any interest therein in any manner whatsoever.

        4.    Unfunded Obligations of Company.    The obligations of Company under the Program shall be unfunded and unsecured, and nothing contained herein shall be construed as providing for assets to be held in trust or escrow or any other form of segregation of the assets of Company for the benefit of Executive's or any other person. The interest of Executive or any other person hereunder shall be limited to the right to receive the Supplemental Retirement Benefits as set forth herein. To the extent that Executive or any other person acquires a right to receive any benefit under the Program, such right shall be no greater than the right of an unsecured general creditor of Company.

        5.    Administrative Provisions.    Company shall be the administrator of the Program and shall administer the Program in accordance with the terms of the Program and ERISA.

          (a)  Company shall have power and authority: (i) to engage actuaries, attorneys, accountants, or other firms or persons and to rely upon the reports or advice of such persons except as required by law and (ii) to delegate any duty, power or responsibility to any firm or other person engaged under clause (i) or to any other person or persons.

          (b)  This Program shall be administered, interpreted and applied fairly and equitably and in accordance with the specified purposes of this Program. Company shall be the named fiduciary of this Program.

        6.    Successors and Assigns.    This Program shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns. Executive may not assign Executive rights or delegate Executive's duties under this Program either in whole or in part without the prior written consent of Company. Any attempted assignment or delegation without such consent will be void.

        7.    Headings.    Any headings of sections of this Program are solely for the convenience of the parties hereto and are not a part of this Program, nor are they to be used in its interpretation.

        8.    Counterparts.    This Program may be executed and delivered by facsimile, and in several counterparts; each such counterpart shall be considered as an original Program and all such executed counterparts shall constitute one Program.

        9.    Notices.    Any notice, request, instruction, or other document required to be given under this Program by either party to the other shall be in writing and delivered in person or by courier, or mailed by certified mail, postage prepaid, return receipt requested, to the address specified below, or to such other address as the party specifies in writing. Such notice, if in person or by courier, will be effective when delivered, and, if by mail, will be effective upon its mailing as specified:

If to Company:	If to Executive:
PETCO Animal Supplies, Inc. Attention: Chief Executive Officer 9125 Rehco Road San Diego, California 92121	Brian K. Devine P.O. Box 1305 Rancho Santa Fe, 92067-1305

        10.    Entire Program.    This Program sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them. No modification of or amendment to this Program, nor any waiver of any rights under this Program, shall be effective unless in writing signed by the party to be charged. The failure by either party to enforce any rights hereunder shall not be construed as a waiver of any rights of such party.

        11.    Severability.    If any provision of this Program shall be held or deemed to be invalid, inoperative or unenforceable, such circumstances shall not affect the validity of any other provision of this Program.

        IN WITNESS WHEREOF, the parties have executed this Program as of the date first set forth above.

COMPANY:			EXECUTIVE:
By:			By:
	Name:	James M. Myers
	Title:	Executive VP and CFO

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  Exhibit 10.25
SUPPLEMENTAL EXECUTIVE RETIREMENT PROGRAM